Exhibit 21.1

                       Subsidiaries of GFSI, Inc.

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

Name                         State of Formation
----                         ------------------

CC Products, Inc.            Delaware

Event 1, Inc.                Kansas

GFSI Canada Company          Nova Scotia, Canada
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